EXHIBIT 99.1

                    September 17, 2008

NORTHERN STATES FINANCIAL
NAMES SCOTT YELVINGTON
PRESIDENT OF NORSTATES BANK

WAUKEGAN, IL, September 17, 2008 – Northern States Financial Corporation (Nasdaq: NSFC), holding company for NorStates Bank, a FDIC-insured financial institution, today reported that Scott Yelvington has been appointed President and Chief Operating Officer of NorStates Bank, effective September 16, 2008.  Mr. Yelvington was also appointed to the Board of Directors of Northern States Financial Corporation and NorStates Bank.

“We are pleased to welcome Scott to NorStates Bank,” said Fred Abdula, Chairman of the Board of NorStates Bank and Northern States Financial Corporation.  “His 30 years of banking experience, including previously serving as chief operating officer of another local bank holding company, will be very valuable.  Scott also brings a proven record of developing profitable assets and deposits,” added Mr. Abdula.

Mr. Yelvington joins NorStates Bank from Metropolitan Bank Group, where he most recently served as Executive Vice President for development, with responsibility for supervising that company’s 12 bank presidents and as a member of each of the boards of directors of the company’s 12 subsidiary banks.  Prior to that, Mr. Yelvington was Metropolitan Bank Group’s Senior Vice President and Chief Operating Officer since 2002, responsible for the overall operations of the holding company, including cost containment and staffing.

Northern States Financial Corporation is the holding company for NorStates Bank, a full-service commercial bank with eight branches in Lake County, Illinois.  NorStates Bank is the successor to financial institutions dating to 1919.  NorStates Bank serves the populations of northeastern Illinois and southeastern Wisconsin.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This report contains “forward-looking statements” within the meaning of the federal securities laws.  These forward-looking statements contain information related to matters such as the Company’s intent, belief or expectation with regard to such matters as financial and operational performance.  Such statements are necessarily based on management’s assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond the control of the Company.  Such risks and uncertainties could cause actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements.  For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and other reports filed with and furnished to the Securities and Exchange Commission.

For Additional Information, Contact:
Fred Abdula, Chairman of the Board (847) 244-6000 Ext. 238
        Websites:    www.nsfc.com
              www.nsfc.net